Press Release

#06-03

Exhibit 99.1

FOR IMMEDIATE RELEASE

SNRG Expands Board of Directors

Scottsdale, AZ—March 29, 2006 – SNRG Corporation (OTC BB:SNRG.OB) is pleased to advise that the Company has added two members to its board of directors; Mr. Carl Buccellato and Mr. Doug Blackman.

Carl Buccellato of Hollywood, Fla., is a retired senior executive with thirty years of experience in marketing and upper management. Carl has extensive experience in public company governance including co-founding of Ellie Mae, Inc. (www.elliemae.com) in 1997 and continuing to serve as a member of the board of directors to the present time. Carl is a successful entrepreneur having founded three start-up companies, developed the businesses to maximize value, sold two and took the third company public. Carl also co-founded, developed and served as Chairman, President and CEO of Homeowners Group, the largest Member Association in the Real Estate Industry with 27,000 realty firms and 247,000 sales agents who were collectively responsible for one in every four resale homes sold in America. Carl also created an innovative insurance product that gained number one market status and served as CEO of the multi national company marketing the product. Carl founded and served as President and CEO of two offshore captive insurance companies, and a publicly traded UK marketing firm.

"Carl brings to the company a wealth of experience in corporate governance in the public arena," stated Mr. Fimrite, "We are honored that Carl will serve the company as an independent director and expect that he will provide quality guidance to management and will represent shareholder interests very well."

Doug Blackman of Vancouver, British Columbia, has over 20 years experience serving the oil and gas industry in legal and business capacities. This experience includes senior positions and/or consulting services with Esso Canada resources, Suncor Inc and BP Resources Canada. Doug has been responsible at a senior level for oil and gas lease and contract negotiation and administration. Doug has also been involved in the industry internationally including negotiating contracts with the Japanese (LPG Contracts) and with the Koreans (Coal contracts) and negotiating oil and gas leases and offshore agreements in New Zealand.

"Doug will provide the company with the benefits of his in depth experience in land management in the oil and gas industry," stated Mr. Fimrite, "We are very fortunate to have access to Doug's advice on lease negotiation, government reporting, regulatory processes and environmental issues."

For additional information, please visit our Web site at: www.SNRG.net. Please note the corporate address and contact numbers below.

Contact Information:

Corporate Offices:	Investor Relations:
14300 N Northsight Blvd, Ste 227	Jim Elbert
Scottsdale, AZ, 85260	888-388-8989
Tel: 480-991-2040
Fax: 480-991-2203

SNRG Corporation • www.SNRG.net